Exhibit 5.1

CLIFFORD L. NEUMAN, P.C.
Attorneys at Law
TEMPLE-BOWRON HOUSE
1507 PINE STREET
BOULDER, COLORADO 80302

Telephone: (303) 449-2100
Facsimile: (303) 449-1045
E-mail: clneuman@neuman.com

May 5, 2009

BioMedical Technology Solutions Holdings, Inc.

9800 Mt. Pyramid Court, Suite 250

Englewood, CO  80112

       Re:       Registration Statement on Form S-8

Sir or Madam:

       We have assisted BioMedical Technology Solutions Holdings, Inc. (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of up to an aggregate of 5,160,533 shares of the common stock of the Company, par value $.001 per share (the "Shares"), subject to issuance by the Company upon exercise of rights (“Rights”) granted under the Company’s 2008 Equity Incentive Plan (“Plan”) and certain non-plan common stock purchase warrants (“Warrants”).

       In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

       Based upon the foregoing, it is our opinion that the Shares, when issued and sold pursuant to to the exercise of the Warrants and pursuant to elections made by participating eligible employees and directors under the Plan in a manner consistent with the terms of the Warrants and Rights, and upon receipt of all applicable consideration for such Shares in accordance with the terms of the Warrants and Rights, as applicable, will be legally issued, fully paid and nonassessable.

       We are admitted to practice in the State of Colorado.  However, for the limited purposes of our opinion set forth above, we are generally familiar with the Colorado Business Corporations Act (the "CBCA") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Colorado corporation.  This opinion letter is limited to the laws of the State of Colorado and, to the limited extent set forth above, the CBCA, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

       The undersigned hereby consents to the filing this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 and to the use of its name in the Registration Statement.

Sincerely,

CLIFFORD L. NEUMAN, P.C.

/s/ Clifford L. Neuman By: Clifford L. Neuman